Form of Legal Opinion

June 20, 2013

The Calvert Fund

4550 Montgomery Avenue, Suite 1000N

Bethesda, Maryland 20814

Ladies and Gentlemen:

We have been requested by The Calvert Fund, a Massachusetts business trust (the "Trust") established under the Declaration of Trust dated March 15, 1982, as amended (the "Declaration"), for our opinion with respect to certain matters relating to the Calvert Ultra-Short Income Fund (the "Acquiring Fund"), a series of the Trust.  We understand that the Trust is about to file a Registration Statement on Form N-14  for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of the  Calvert Tax-Free Reserves Money Market Portfolio, a series of Calvert-Tax Free Reserves; Calvert Money Market Portfolio, a series of Calvert Social Investment Fund; Calvert First Government Money Market Fund, a series of First Variable Rate Fund for Government Income; and Calvert Cash Reserves Institutional Prime Fund, a series of Calvert Cash Reserves, (each an “Acquired Fund” and together, the “Acquired Funds”), in exchange solely for shares of the Acquiring Fund pursuant to Agreements and Plans of Reorganization, the forms of which are included in the Form N-14 Registration Statement (the "Plans").

We have, as counsel to the Trust, participated in various business and other proceedings relating to the Trust.  We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust's Declaration and By-Laws, and other documents relating to its organization, operation, and proposed operation, including the proposed Plans, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

 Based upon the foregoing, and assuming the approval by shareholders of each Acquired Fund of certain matters scheduled for their consideration at a meeting presently anticipated to be held on September 20, 2013, it is our opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plans and the Trust's Declaration and By-Laws, will be legally issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion with and as a part of the Trust’s Registration Statement on Form N-14.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,